UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August  29, 2007

CoBiz Financial Inc.

(Exact name of registrant as specified in its charter)

Commission file number 001-15955

Colorado	84-0826324
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

821 17th Street
Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

(303) 293-2265

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On August 29, 2007, The Estate of Howard Ross (“The Estate”), a former member of the board of directors of CoBiz Financial Inc. (“CoBiz”), adopted a Rule 10b5-1 trading plan (the “Plan”) with a broker to sell up to 869,839 shares of CoBiz common stock. The Estate entered into the Plan as part of an effort to achieve the investment objective of broader diversification in the portfolio.

Pursuant to plan, the brokerage firm may sell up to 54,365 shares per month beginning on October 22, 2007. The Estate will have no control over the timing of its stock sales under the Plan; however, the brokerage firm shall be limited in that no shares may be sold at any price below $17.00 per share and shares sold on any given day may not exceed 3% of the previous calendar month’s average daily trading volume. Any shares not sold during a month will continuously carry over to the succeeding month until sold and the daily trading limit will still apply.  The Plan is scheduled to expire in October 2009 but may be terminated at any earlier time upon 3 days written notice or on the occurrence of certain events.

The Plan is intended to comply with Rule 10b5-1 of the Securities Exchange Act of 1934 and CoBiz’s insider trading policy. Rule 10b5-1 allows corporate insiders to establish prearranged written stock trading plans. A Rule 10b5-1 plan must be entered into in good faith at a time when the insider is not aware of material, nonpublic information. Subsequent receipt by the insider of material, nonpublic information will not prevent prearranged transactions under Rule 10b5-1 from being executed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CoBiz Financial Inc.

(Registrant)

/s/	Lyne B. Andrich
Lyne B. Andrich

Executive Vice President and Chief Financial Officer

Date:  August 29, 2007